Exhibit 99

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Company Contact:	Investor and Media Contact:
Lars B. Eller President and Chief Executive Officer Farmers & Merchants Bancorp, Inc. (419) 446-2501 leller@fm.bank	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Andrew Briggs Appointed Chairman
of Farmers & Merchants Bancorp, Inc. and F&M Bank

ARCHBOLD, OHIO, May 3, 2024 – F&M Bank (“F&M”), an Archbold, Ohio-based bank owned by Farmers & Merchants Bancorp, Inc. (Nasdaq: FMAO) announced the appointment of Andrew Briggs as Chairman of the Board of both the Company and the Bank. As part of F&M’s comprehensive succession plan, current Board Chairman Jack Johnson will retire later this month after reaching the maximum age requirement as set forth in F&M’s bylaws. Kevin Sauder, President and CEO of Sauder Woodworking Company, will continue to serve as Vice Chairman of the Boards of Farmers & Merchants Bancorp, Inc. and F&M Bank.

Lars Eller, President and Chief Executive Officer, commented, “On behalf of everyone at F&M, I want to thank Jack for his long-standing service to the Company. As a member of our board since 1991, Jack has provided valuable leadership and guidance to the Company. I wish him all the best on his retirement from F&M.”

Mr. Briggs, age 69, has served as a director of Farmers & Merchants Bancorp, Inc., and F&M Bank since 2019, and serves on the Enterprise Risk Management Board Committee. He brings 40-plus years of banking experience to F&M, and was the former Chairman of Limberlost Bancshares, Inc. and President of its wholly-owned subsidiary, Bank of Geneva. Limberlost Bancshares, Inc. merged into F&M on January 1, 2019.

Lars Eller, President and Chief Executive Officer, lauds Mr. Briggs’ appointment, remarking, “Having a leader of Andrew’s caliber at the helm of our Boards exemplifies F&M’s steadfast commitments to our people and our passions. Today’s announcement also demonstrates our comprehensive succession plan and multi-year commitment to add new members to our Board of Directors. Of our 13 current board members, over half have joined our Board since 2016. I look forward to Andrew’s continued counsel and commitment to F&M, as our management team and Board work together to create long-term value for our shareholders.”

Mr. Briggs is a proven banker, leader, and community advocate. He was the 2019 Chairman of the Indiana Bankers Associations and is a member of the Indiana Bankers 40 Year Club. In 2019, he was honored with the Sagamore of the Wabash Award by Indiana Governor, Eric J. Holcomb,

and in August 2022, he was a recipient of the Indiana Bankers Association Leadership in Banking Excellence Award.

As an active member in his community, Mr. Briggs is Treasurer of the Indiana State Museum, corporate secretary of Limberlost State Historic Site, a current Director and past Treasurer of the Northeast Indiana Regional Development Authority, Director of the READI Commission for Northeast Indiana Region, Treasurer of Adams County Economic Development Corporation, and Treasurer of the Adams Public Library System. Additionally, he is past President of the Geneva Town Council.

Mr. Briggs is a proud alumnus of Ball State University. His comprehensive background in banking and corporate stewardship equips him to offer invaluable insight on industry dynamics, business expansion, and community enrichment to the Board.

About F&M Bank:

F&M Bank is a local independent community bank that has been serving its communities since 1897. F&M Bank provides commercial banking, retail banking and other financial services. Our locations are in Butler, Champaign, Fulton, Defiance, Hancock, Henry, Lucas, Shelby, Williams, and Wood counties in Ohio. In Northeast Indiana, we have offices located in Adams, Allen, DeKalb, Jay, Steuben and Wells counties. The Michigan footprint includes Oakland County, and we have Loan Production Offices in West Bloomfield, Michigan; Muncie, Indiana; and Perrysburg and Bryan, Ohio.

Safe harbor statement:

Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions, capital market conditions, or the effects of the COVID-19 pandemic, and its impacts on our credit quality and business operations, as well as its impact on general economic and financial market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov or through F&M’s website www.fm.bank.